Exhibit 10.3
CENTERPOINT ENERGY
SAVINGS RESTORATION PLAN
(Effective as of January 1, 2008)

CENTERPOINT ENERGY
SAVINGS RESTORATION PLAN
(Effective as of January 1, 2008)
* * * * * * * *
RECITALS:
          WHEREAS, CenterPoint Energy, Inc. (the “Company”), maintains the CenterPoint Energy, Inc. Savings Restoration Plan, effective as of January 1, 1991, and as thereafter amended (the “1991 Plan”), for the benefit of its eligible employees; and
          WHEREAS, in response to the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), effective as of January 1, 2005, the Company in operation separated all 1991 Plan benefits earned and vested as of December 31, 2004 (“Grandfathered Benefits”) from all 1991 Plan benefits earned or vested after December 31, 2004 (“409A Benefits”); and
          WHEREAS, the Company desires to bifurcate the 1991 Plan such that (1) the Grandfathered Benefits, along with all earnings, gains and losses attributable thereto, shall be maintained under and paid from a separate, frozen plan that is intended to be a “grandfathered” plan exempt from Code Section 409A, which is the 1991 Plan, as amended and restated effective January 1, 2008, and renamed the CenterPoint Energy, Inc. 1991 Savings Restoration Plan, and (2) the 409A Benefits, along with all earnings, gains and losses attributable thereto, shall be maintained under and paid from, a newly established and separate plan that is intended to comply with the requirements of Code Section 409A, effective as of January 1, 2008;
          NOW, THEREFORE, the Company hereby establishes this new plan to maintain and provide the 409A Benefits in the form of the CenterPoint Energy Savings Restoration Plan, as herein set forth, effective as of January 1, 2008, as follows:

ARTICLE I.
Purpose
          The purpose of the CenterPoint Energy Savings Restoration Plan (the “Plan”) is to provide a benefit to a select group of management or highly-compensated employees of CenterPoint Energy, Inc. based on the employer matching contributions that would otherwise be credited to such employees’ accounts under the CenterPoint Energy Savings Plan, but for application of the qualified plan compensation limit under Code Section 401(a)(17) for post-2004 Plan Years. This Plan is intended to be a “top-hat” plan under sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974.
ARTICLE II.
Definitions and Construction
     2.1 Definitions. Except as otherwise indicated below or as otherwise indicated in the Plan, the capitalized terms used in the Plan shall have the meaning ascribed to them under the Savings Plan. For purposes of the Plan, the following definitions shall be applicable:
     (a) “1991 Plan” shall mean the CenterPoint Energy, Inc. 1991 Savings Restoration Plan, as amended and restated effective January 1, 2008.
     (b) “Beneficiary” shall mean the Participant’s beneficiary or beneficiaries designated under the Savings Plan; provided, however, that if there is no valid beneficiary designation filed with the Savings Plan at the time of the Participant’s death or if all of such designated beneficiaries have predeceased the Participant or otherwise ceased to exist, then the Participant’s Beneficiary for purposes of this Plan shall be, and any payment hereunder shall be made to, the Participant’s spouse, if he or she survives the Participant, or otherwise to the executor or legal representative of the Participant’s estate.
     (c) “Benefits Committee” shall mean the Benefits Committee of the Company or such other committee designated by the Board.
     (d) “Board” shall mean the Board of Directors of the Company.
     (e) “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (f) “Committee” shall mean the Compensation Committee of the Board.
     (g) “Company” shall mean CenterPoint Energy, Inc., and any successor thereto.
     (h) “Employee” shall mean any person who is employed on a salaried basis by an Employer.
     (i) “Employer” shall mean the Company and any Subsidiaries that have adopted the Savings Plan.
     (j) “ERISA” shall mean the Employee Retirement Income Security Act of 1974 , as amended.

     (k) “Participant” shall have the meaning ascribed to such term in Article III of the Plan.
     (l) “Plan” shall mean the CenterPoint Energy Savings Restoration Plan, effective as of January 1, 2008, and as thereafter amended from time to time.
     (m) “Plan Benefit” shall have the meaning ascribed to such term in Section 4.1(a) of the Plan.
     (n) “Plan Year” shall mean a calendar year (that is the 12-month period commencing on January 1st and ending on December 31st).
     (o) “Savings Plan” shall mean the CenterPoint Energy Savings Plan, as amended and restated effective January 1, 2005, as thereafter amended from time to time.
     (p) “Section 401(a)(17) Limit” shall mean the compensation amount limit set forth in Code Section 401(a)(17), as adjusted for cost of living increases.
     (q) “Separation from Service” shall mean a termination of employment from an Employer that is a separation from service within the meaning of Code Section 409A.
     (r) “Subsidiary” shall mean a company 50 percent or more of whose voting stock is owned (directly or through another Subsidiary) by the Company and which is an “Employer” under the Savings Plan (as such term is defined in the Savings Plan).
     (s) “Total Plan Benefit” shall mean the sum of the Participant’s aggregate Plan Benefit and, to the extent applicable, Transferred 409A Benefit, and all earnings, gains and losses attributable thereto.
     (t) “Transferred 409A Benefits” shall mean a Participants’ benefits under the 1991 Plan that were not earned and vested as of December 31, 2004, along with all earnings, gains and losses attributable thereto, which obligations were transferred to the Plan, effective January 1, 2008, and, on and after January 1, 2008, are the sole obligation of, will be maintained under, and will be distributed from, the Plan, and in accordance with the terms of the Plan. Benefits under the 1991 Plan that were earned and vested prior to January 1, 2005, along with all earnings, gains and losses attributable thereto, shall continued to be the sole obligation of, maintained under and distributed from the 1991 Plan, in accordance with the terms of the 1991 Plan.
     2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.
     2.3 Severability. In the event any provision of the Plan shall be held invalid, illegal or unenforceable for any reason by a court of competent jurisdiction, such illegal, invalid or unenforceable provision shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal, invalid or unenforceable provision had never been inserted, and the Board shall have the privilege and opportunity to correct and remedy such questions of such illegal, invalid or unenforceable provision by amendment as provided in the Plan.
     2.4 Applicable Law. This Plan shall be construed, administered and governed in all respects in accordance with ERISA and other applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Texas.
     2.5 Plan Not an Employment Contract. This Plan is not an employment contract. It does not give to any person the right to be continued in employment with the Company, an Employer or any affiliate or Subsidiary, and all Employees remain subject to change of salary, transfer, change of job, discipline, layoff, discharge, or any other change of employment status.
ARTICLE III.
Participation
          A “Participant” under this Plan is a person who is a member of a select group of management employees or a highly-compensated employee of an Employer for each Plan Year after the 2007 Plan Year in which such Employee’s Compensation exceeds the Section 401(a)(17) Limit. In addition, persons who are entitled to Transferred 409A Benefits shall be Participants in this Plan with respect to such amounts (but shall not be eligible for post-2007 Plan Year benefits unless they otherwise meet the Plan requirements for such post-2007 Plan Years.)
ARTICLE IV.
Benefits
     4.1 Amount of Benefits.
     (a) Benefit Formula. For each Plan Year after the 2007 Plan Year, provided that the Participant is actively employed by an Employer on December 31st of the Plan Year (except as provided below), such Participant’s Plan account shall be credited for such Plan Year with a “Plan Benefit” equal to the amount resulting from the following formula:
Plan Benefit = [((A - B) x C) + ((A - B) x D)]
     where:
“A”	is equal to the Participant’s Compensation for the Plan Year determined without regard to the Section 401(a)(17) Limit for the Plan Year;

“B”	is equal to the Section 401(a)(17) Limit for the Plan Year;

“C”	is equal to the employer matching contribution percentage under the Savings Plan for the Plan Year; and

“D”	is equal to a discretionary percentage, if any, approved by the Committee or the Chief Executive Officer of the Company for the Savings Plan and/or for the Plan for the Plan Year.

The employer matching portion of the Plan Benefit for a Plan Year shall be credited to the Participant’s account as soon as practicable after the end of the Plan Year, but in no event later than 60 days after the end of such Plan Year. The discretionary portion of the Plan Benefit for a Plan Year shall be credited to the Participant’s account as soon as practicable after the discretionary percentage (if any) has been approved for the Plan Year, but in no event later than 60 days after such approval date. A person who has a Separation from Service prior to December 31st of a Plan Year shall not receive a Plan Benefit for such Plan Year unless such person during such Plan Year commenced during and is on as of December 31st of such Plan Year, (i) an Employer authorized leave of absence or (ii) a disability leave of absence (whether short-term or long-term disability) under a disability plan or program of the Company or an Employer (and only for the Plan Year during which such eligible leave under clause (i) or (ii) commences).
     (b) Crediting of Earnings, Gains and Losses. Within 60 days after the end of each Plan Year, a Participant’s Plan account shall be credited or debited with earnings, gains and losses (“Earnings/Losses”) on the total of (1) his account balance as of January 1st of the Plan Year, plus (2) the employer matching contributions and any discretionary contributions credited to his account during the Plan Year. The Earnings/Losses for such Plan Year shall be based on the annualized rate of return for the Participant’s account under the Savings Plan for such Plan Year.
     4.2 Payment of Total Plan Benefit. A Participant’s Total Plan Benefit, and all earnings, gains and losses attributable thereto, shall be paid in the form of a lump-sum payment, as follows:
     (a) Separation From Service On or After January 1, 2008. For a Participant who has a Separation from Service on or after January 1, 2008, the Participant’s Total Plan Benefit shall be paid on the 60th day after the date of his Separation from Service, except as otherwise provided in Section 4.8 hereof.
     (b) Separation From Service After December 31, 2004, But Prior to January 1, 2008. For a Participant who (i) had a Separation from Service after December 31, 2004, but prior to January 1, 2008, and (ii) as of December 31, 2007, had not received, or commenced receiving, his Total Plan Benefit, then such Participant’s Total Plan Benefit shall be paid in calendar year 2008, except as otherwise provided in Section 4.8 hereof.
     4.3 Vesting. At all times all Participants under the Plan are fully vested in the Total Plan Benefit credited to their accounts.
     4.4 Funding. All amounts paid under this Plan shall be paid in cash from the general assets of the Company. Benefits shall be reflected on the accounting records of the Company but shall not be construed to create, or require the creation of, a trust, custodial, or escrow account. No Participant shall have any right, title, or interest whatever in or to any investment reserves, accounts, or funds that the Company may purchase, establish, or accumulate to aid in providing the benefits described in this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Company and a Participant or any other person. Neither a Participant nor a Beneficiary of a Participant shall acquire any interest greater than that of an unsecured creditor.
     4.5 Tax Withholding. The Company may withhold from a payment any federal, state, or local employment and income taxes required by law to be withheld with respect to such payment and such sum as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.
     4.6 Effect on Other Plans. Amounts accrued or paid under this Plan shall not be considered compensation for the purpose of the Company’s retirement, savings, life insurance or disability plans.
     4.7 Non-Transferability. A Participant or his Beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law. Notwithstanding any provision of the Plan to the contrary, any portion of the Plan Benefit may be paid to an alternate payee as required under a domestic relations order, as defined in Code Section 414(p)(1)(B), approved by the Committee (a “QDRO”), consistent with the requirements of Code Section 409A. In such event, the amount of the Plan Benefit subject to the QDRO shall be paid to the alternate payee within 90 days of the date that the order is determined by the Committee to meet the requirement of, and is, a QDRO (and the terms of the order must be consistent with the foregoing to be considered a QDRO).
     4.8 Delay of Payments to Certain Participants. Notwithstanding any provision to the contrary in the Plan, if as of the date of the Participant’s Separation from Service (other than by reason of death) the Participant is a “Specified Employee” (within the meaning of that term under Code Section 409A(a)(2)(B)), then the payment specified in Section 4.2 shall not be paid to the Participant until the later of (a) the date specified in Section 4.2 or (b) the earlier of (i) the second day following the expiration of the 6-month period measured from the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death. In the event that payment of a Participant’s Total Plan Benefit is delayed under this Section 4.8, the Company shall pay to the Participant, as of the date it pays the delayed payment, interest on the delayed amount, at the semi-annual, short-term applicable federal rate provided under Code Section 1274(d) as of the Participant’s Separation from Service date, based on the period the payment was delayed.
     4.9 Death. If a Participant’s Separation from Service is due to his death, then the Participant’s Plan Benefit shall be paid to the Participant’s Beneficiary on the 60th day following the date of the Participant’s death.
ARTICLE V.
Administration
     5.1 Administration. The Plan shall be administered, construed and interpreted by the Committee. The Committee may delegate to the Company’s Benefits Committee or other committee, individuals, or entities from time to time the performance of any of its duties or responsibilities hereunder, including, without limitation, the delegation of the Specified

Employee determination. The Committee may also hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.
     5.2 Finality of Determination. The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.
     5.3 Expenses. The expenses of administering the Plan shall be borne by the Company.
     5.4 Indemnification and Exculpation. The members of the Committee, its agents, and officers, directors, and employees of the Company and its Subsidiaries and affiliates shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any action, suit or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person’s gross negligence or willful misconduct.
     5.5 Code Section 409A. It is intended that the provisions of this Plan satisfy the requirements of Code Section 409A and that the Plan be operated and interpreted in a manner consistent with such requirements to the extent applicable.
     5.6 Claims and Review Procedures.
     (a) Claims Procedure. If any person believes he is entitled to any rights or benefits under the Plan, such person may file a claim in writing with the Committee. If any such claim is wholly or partially denied, the Committee will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review, the time limits applicable to such procedures, and a statement of the person’s rights following an adverse benefit determination on review, including a statement of his right to file a lawsuit under ERISA if the claim is denied on appeal. Such notification will be given within 90 days after the claim is received by the Committee (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period).
     (b) Claim Review Procedure. Within 60 days after the date on which a person receives a notice of denial, such person or his duly authorized representative (“Applicant”) may (i) file a written request with the Committee for a review of his denied claim; (ii) review pertinent documents; and (iii) submit issues and comments in writing. The Committee shall render a decision no later than the date of its regularly scheduled meeting next following receipt of a request for review, except that a decision may be rendered no later than the second such meeting if the request is received within 30 days of the first meeting. The Applicant may request a formal hearing before the Committee which the Committee may grant in its discretion. Notwithstanding the foregoing, under special circumstances that require an extension of time for rendering a decision (including, but not limited to, the need to hold a hearing), the decision may be rendered not later than the date of the third regularly scheduled Committee meeting following the receipt of the request for review. If such an extension is required, the Applicant will be advised in writing before the extension begins. If the claim is denied in whole or part, such notice, which shall be in a manner calculated to be understood by the person receiving such notice, shall include (i) the specific reasons for the decision, (ii) the specific references to the pertinent Plan provisions on which the decision is based, (iii) that the Applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (iv) a statement of the Applicant’s right to file a lawsuit under ERISA. Benefits under this Plan will only be paid if the Committee decides, in its discretion, that an Applicant is entitled to them.
     (c) Exhaustion of Administrative Remedies. The decision of the Committee on review of the claim denial shall be binding on all parties when the Applicant has exhausted the claims procedure under this Section. Moreover, no action at law or in equity shall be brought to recover benefits under this Plan prior to the date the Applicant has exhausted the administrative remedies under this Section.
ARTICLE VI.
Merger, Amendment and Termination
     6.1 Merger, Consolidation, or Acquisition. In the event of a merger, consolidation, or acquisition where the Company is not the surviving corporation, unless the successor or acquiring corporation shall elect to continue and carry on the Plan, this Plan shall terminate with respect to the Company, and no additional benefits shall accrue for the Participants. Unpaid benefits shall continue to be paid as scheduled unless the successor or acquiring corporation elects to accelerate payment in a manner that complies with the requirements of Code Section 409A.
     6.2 Amendment and Termination. The Board may amend, modify, or terminate the Plan at any time. In the event of a termination of the Plan pursuant to this Section, unpaid benefits shall continue to be an obligation of the Company and shall be paid as scheduled.
[Signature Page to Follow]

     IN WITNESS WHEREOF, CenterPoint Energy, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, this 22nd day of December, 2008, but effective as of January 1, 2008.

CENTERPOINT ENERGY, INC.
By	/s/ David M. McClanahan David M. McClanahan President and Chief Executive Officer
ATTEST:

/s/ Richard Dauphin Richard Dauphin Assistant Corporate Secretary